SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 4, 2005

Northern Growers, LLC

(Exact name of registrant as specified in its charter)

South Dakota	0-50711	77-0589881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
48416 144th Street P.O. Box 356 Big Stone City, South Dakota		57216
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 862-7902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02               Non-Reliance on Previously Issued Financial Statements or a Related Report or Completed Interim Review.

On May 4, 2005, the audit committee of the registrant’s board of managers concluded that the consolidated financial statements contained in the registrant’s annual report on Form 10-K for the year ended December 31, 2004, which was filed with the Commission on March 31, 2005, should not be relied upon because of an accounting misclassification error in those financial statements. Specifically, a $1.4 million steam credit received by Northern Lights Ethanol, LLC, the majority-owned subsidiary of the registrant, was misclassified in the consolidated financial statements as other income, rather than as cost of revenues.

As a result of the misclassification, the registrant is filing an amendment to its Form 10-K for the year ended December 31, 2004. The restatement and amendment is expected to be filed on or before May 27, 2005. The decision to restate and file an amendment to the consolidated financial statements was made by the audit committee of the registrant’s board of managers upon the recommendation of management and with the concurrence of Eide Bailly LLP, the registrant’s independent registered accounting firm. The restatement will reclassify the $1.4 million credit to cost of revenues from other income.

The restatement will not affect the registrant’s net income, balance sheet or cash flow statement for the year ended December 31, 2004, as the $1.4 million credit will only be reclassified from other income to cost of revenues.

The $1.4 million steam credit was issued to Northern Lights Ethanol in November, 2004. The credit was issued after Big Stone Plant, the adjacent power plant that supplies steam to Northern Lights Ethanol for the ethanol production process, reported that a metering instrument it owned and controlled had mistakenly reported the amount of steam that had been transferred to Northern Lights Ethanol in 2003 and 2004. This error caused Big Stone Plant to overcharge Northern Lights Ethanol for steam used in 2003 and 2004, resulting in an excess steam expense of $1.4 million in 2003 and 2004.  Big Stone Plant notified Northern Lights Ethanol of this error in November, 2004 and that a credit would be issued, which management agreed to accept.

Please also see the Notes to the registrant’s consolidated financial statements that will be filed in the registrant’s Form 10-K/A for further information regarding the revisions to the consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN GROWERS, LLC

Dated: May 5, 2005	By:	/s/ Robert Narem
Robert Narem, Chief Executive Officer